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                           ASSET PURCHASE AGREEMENT

                                 by and among

                               MARCHFIRST, INC.

                                      and

                          MARCHFIRST CONSULTING, INC.

                                  as Sellers

                                      and

                             WH ACQUISITION CORP.

                                 as Purchaser


                           Dated as of April 2, 2001



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                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

ARTICLE 1. PURCHASE AND SALE OF ASSETS......................................   1

 SECTION 1.01 Acquired Assets...............................................   1
 SECTION 1.02 Excluded Assets...............................................   1
 SECTION 1.03 Assumed Liabilities...........................................   1
 SECTION 1.04 Excluded Liabilities..........................................   1
 SECTION 1.05 Purchase Price................................................   2

ARTICLE 2. THE CLOSING......................................................   4

 SECTION 2.01 Closing.......................................................   4
 SECTION 2.02 Deliveries at Closing.........................................   4

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................   5

 SECTION 3.01 Organization..................................................   5
 SECTION 3.02 Authority Relative to this Agreement..........................   5
 SECTION 3.03 Consents and Approvals........................................   5
 SECTION 3.04 No Violations.................................................   5
 SECTION 3.05 [Reserved]....................................................   6
 SECTION 3.06 Certain Assets................................................   6
 SECTION 3.07 Brokers.......................................................   7
 SECTION 3.08 Contracts.....................................................   7
 SECTION 3.09 Intellectual Property.........................................   8
 SECTION 3.10 Absence of Certain Changes....................................   9
 SECTION 3.11 Litigation and Proceedings....................................   9
 SECTION 3.12 Compliance with Laws and Court Orders.........................   9
 SECTION 3.13 Receivables...................................................  10
 SECTION 3.14 ERISA Representations.........................................  10
 SECTION 3.15 WARN..........................................................  11

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................  11

 SECTION 4.01 Organization..................................................  11
 SECTION 4.02 Authority Relative to this Agreement..........................  11
 SECTION 4.03 Consents and Approvals........................................  11
 SECTION 4.04 No Violations.................................................  12
 SECTION 4.05 Brokers.......................................................  12

ARTICLE 5. COVENANTS........................................................  12

 SECTION 5.01 Access and Information........................................  12
 SECTION 5.02 Books and Records.............................................  12
 SECTION 5.03 Additional Matters............................................  13
 SECTION 5.04 Employees and Benefit Programs................................  13
 SECTION 5.05 Public Announcements; Confidential Information................  15
 SECTION 5.06 Passed-Through Contracts......................................  15
 SECTION 5.07 Tax Matters...................................................  17
 SECTION 5.08 Accounts Receivable...........................................  18
 SECTION 5.09 Conduct of the Businesses.....................................  19

ARTICLE 6. CONDITIONS PRECEDENT.............................................  19

 SECTION 6.01 Conditions Precedent to Obligation of the Sellers and the
              Purchaser.....................................................  19
 SECTION 6.02 Conditions Precedent to Obligation of the Sellers.............  20
 SECTION 6.03 Conditions Precedent to Obligation of the Purchaser...........  20

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ARTICLE 7. TERMINATION......................................................  21

 SECTION 7.01 Termination...................................................  21
 SECTION 7.02 Effect of Termination.........................................  21

ARTICLE 8. INDEMNIFICATION..................................................  22

 SECTION 8.01 Indemnification by Sellers....................................  22
 SECTION 8.02 Indemnification by Purchaser..................................  22
 SECTION 8.03 Definition of Losses..........................................  23
 SECTION 8.04 Indemnification Process.......................................  24
 SECTION 8.05 Purchaser's Right of Set-Off..................................  25
 SECTION 8.06 Limitations and Liability.....................................  25

ARTICLE 9. GENERAL PROVISIONS...............................................  26

 SECTION 9.01 Survival of Representations and Warranties....................  26
 SECTION 9.02 Transfer Taxes................................................  26
 SECTION 9.03 Notices.......................................................  27
 SECTION 9.04 Descriptive Headings; Certain Terms...........................  28
 SECTION 9.05 Entire Agreement, Assignment; Competing Agreements............  28
 SECTION 9.06 Governing Laws................................................  28
 SECTION 9.07 Expenses......................................................  29
 SECTION 9.08 Amendment.....................................................  29
 SECTION 9.09 Waiver........................................................  29
 SECTION 9.10 Counterparts; Effectiveness...................................  29
 SECTION 9.11 Integration; Parties of Interest..............................  29
 SECTION 9.12 Bulk Sales....................................................  29
 SECTION 9.13 Cumulative Remedies...........................................  29
 SECTION 9.14 Further Assurances............................................  30

ARTICLE 10. DEFINITIONS.....................................................  30

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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT, dated as of April 2, 2001 (the "Agreement"), is made by and among marchFIRST, Inc., a Delaware corporation ("Target" or a "Seller"), marchFIRST Consulting, Inc., a Delaware corporation (a "Seller," and, collectively with Target, the "Sellers"), and WH Acquisition Corp., an Illinois corporation (the "Purchaser").

     WHEREAS, the Purchaser desires to purchase the assets of the Sellers set forth herein and assume certain liabilities from the Sellers, and the Sellers desire to sell, convey, assign and transfer to the Purchaser, the assets and properties set forth herein together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE 1.
                          PURCHASE AND SALE OF ASSETS

     SECTION 1.01 Acquired Assets. On the terms and subject to the conditions precedent set forth in this Agreement, at the Closing the Sellers shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, all of the Sellers'(and any subsidiary's of either Seller) rights, title, and interests in, to and under all of the assets, property, rights and claims of the Sellers and any subsidiary of either Seller set forth in Schedule 1.01 (collectively, the "Acquired Assets") free and clear of all liens, claims, encumbrances, interests and security interests of any nature or kind whatsoever (other than Permitted Exceptions); provided, that the Acquired Assets shall not include the Excluded Assets as set forth in
Section 1.02.

     SECTION 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchaser expressly understands and agrees that (a) the assets and properties of the Sellers listed or described on Schedule 1.02 and (b) all Contracts (other than the Acquired Contracts and the Employee Covenants) (collectively, the "Excluded Assets") shall be excluded from the Acquired Assets.

     SECTION 1.03 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement (including the limitations of Section 1.04), at the Closing, the Purchaser shall assume from the Sellers and thereafter pay, perform or discharge in accordance with their terms all of the liabilities and obligations arising set forth on Schedule 1.03 (collectively, the "Assumed Liabilities").

     SECTION 1.04 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing or commitment (written or oral) to the contrary, the Purchaser is assuming only the Assumed Liabilities and neither the Purchaser nor any of its Affiliates is assuming any other liability or obligation of the Sellers (or any predecessors or Affiliates of the
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Sellers or any prior owners of all or part of their businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, none of the following shall be Assumed Liabilities for the purposes of this Agreement and shall be deemed Excluded Liabilities:

          (a)  any liability or obligation under any Environmental Laws;

          (b) any liability or obligation related to employees of Sellers, except as listed on Schedule 1.03;

          (c) any liability or obligation under any Contract, other than the Acquired Contracts;

          (d) any liability or obligation arising out of any breach of or default under any Acquired Contract relating to any period prior to Closing other than any product or services warranty claim or work relating to products or services sold or provided prior to Closing under a Customer Contract;

          (e) any liability or obligation for indebtedness for borrowed money or evidenced by bonds or notes (including accrued interest and fees with respect thereto);

          (f) any Taxes other than those for which Purchaser is expressly liable pursuant to Section 5.07;

          (g)  any liability or obligation relating to an Excluded Asset; and

          (h) any liability or obligation under any International Plan, Employee Plan or Benefit Arrangement, except as provided in Section 5.04(a).

     SECTION 1.05 Purchase Price. In consideration for the Acquired Assets, the Purchaser shall pay to the Sellers (collectively, the "Purchase Price"):

          (a) at the Closing, (i) $6,250,000.00 less the True-Up Amount and less all amounts (including interest) outstanding as of the Closing Date under the Seller Note by wire transfer of immediately available funds (the "Cash Proceeds") and (ii) $29,750,000.00 less the amount by which the result of the calculation in clause (i) is less than zero, which sum shall be combined with all amounts outstanding as of the Closing Date under the Central Division Note, in the form of a secured promissory note in the form attached hereto as Exhibit A (the "Note"); and

          (b) after Purchaser has paid in full the Note, then (i) on or before the forty-fifth (45th) day after the end of each calendar quarter, an aggregate amount equal to fifty percent (50%) of the Free Cash Flow (as defined in the Note) (calculated together with amounts to be paid under
     Section 1.05(b) of the Central Division Asset Purchase

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     Agreement) (including any partial quarter), (ii) promptly after receipt thereof, fifty percent (50%) of any Blue Vector Proceeds (to the extent not applied toward payment of the Note), and (iii) promptly after receipt thereof, fifty percent (50%) of any Equity Sale Proceeds (to the extent not applied toward payment of the Note, and calculated together with amounts to be paid under Section 1.05(b) of the Central Division Asset Purchase Agreement); provided, however, that (i) no amounts shall be payable for any period after the calendar quarter ended March 31, 2006, and (ii) the maximum aggregate amount payable to the Sellers pursuant to this clause (b) and Section 1.05(b) of the Central Division Asset Purchase Agreement is $55,000,000.00 (an amount equal to $39,050,000.00 plus $15,950,000.00) (the amount payable under this clause (b) is referred to as the "Bonus"). The Purchaser may, in its sole discretion, elect to pay or cause to be paid all or part of the Bonus in the form of shares of common stock of divine, Inc. (or its successor registrant) if, as of the date of the Bonus, such common stock is listed for trading on any national securities exchange or designated as a national market system security by the NASD, and either (x) such shares would be freely tradeable by the Sellers without registration under the Securities Act of 1933, as amended (the "Securities Act"), or (y) a shelf registration statement pursuant to Rule 415 under the Securities Act, covering the resale of all such shares issuable to the Sellers, is effective, subject to the following provisions:

               (i) the value of the common stock for determining the number of shares to be delivered in payment of the Bonus shall be its Current Market Value as of such date. "Current Market Value" shall mean the average daily Market Value (as defined below) during the period of the most recent 20 days, ending on such date, on which the national securities exchanges were open for trading. "Market Value" shall mean, on any date of determination, the amount per share of common stock equal to (A) the last trading price of such common stock on such date, or (B) if there shall have been no trading on such date, the average of the closing bid and asked prices of the common stock on such date as shown by the NASD automated quotation system;

               (ii) the number of shares of common stock delivered in payment of the Bonus shall not exceed the aggregate trading volume of divine, Inc. common stock during the quarter ended immediately prior to the date of the Bonus;

               (iii) in the event a shelf registration statement covers resales of common stock by the Sellers, such registration statement's effectiveness shall be maintained until the earlier to occur of (A) the date on which the Sellers can sell all of the shares of common stock covered by such registration statement without restriction pursuant to Rule 144(k) under the Securities Act or any successor provision, or (B) the date on which the Sellers have sold all of the shares of common stock covered by such registration statement; and

               (iv) Purchaser shall not be permitted to deliver shares of divine, Inc. common stock at any date if on such date Sellers hold 2,000,000 (adjusted for

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          stock splits, reorganization and similar matters after the date hereof) shares that have been delivered pursuant to this Section 1.05.

          (c) if any amount payable under clause (b) is not paid when due, then such amount shall accrue interest at fifteen percent (15%) per annum until paid.

          (d) The term "Blue Vector Proceeds" means net proceeds received by the Purchaser from the sale of any interest in or distributions from Bluevector LLC such "Equity Sale Proceeds" means the net proceeds received by divine, Inc. from the sale of any equity interest (or any security convertible into, or exchangeable for, such equity interest) of the Purchaser.

                                  ARTICLE 2.
                                  THE CLOSING

     SECTION 2.01 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Latham & Watkins located at 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606 at 10:00 a.m. (a) within one business day after the conditions set forth in
Article 6 shall have been satisfied or waived or (b) at such other time, date and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date").

     SECTION 2.02  Deliveries at Closing.

          (a) At the Closing, the Sellers shall deliver to the Purchaser (i) such bills of sale, assignments of leases and contracts, and any other instruments of conveyance (collectively, the "Conveyance Documents") that, in the reasonable judgment of Purchaser, are reasonable and necessary to effectively vest in Purchaser good, valid and insurable title to the Acquired Assets, free and clear of all liens, claims, encumbrances, interests and security interests of any nature or kind whatsoever (other than Permitted Exceptions) pursuant to the terms of this Agreement; (ii) such other customary closing documents, instruments or certificates required to be delivered as a condition precedent to the Purchaser's obligations under this Agreement; (iii) an opinion of counsel of the general counsel of Target as to the matters attached hereto as Exhibit B;
     (iv) a certification for each Seller that satisfies the requirements of Treasury Regulation Section 1.1445-2(b), duly executed, in a form reasonably acceptable to the Purchaser; and (v) the Central Division Note (which note, as of the Closing, shall be automatically cancelled).

          (b) At the Closing, the Purchaser shall deliver to the Sellers (i) such duly executed instruments as are deemed necessary or appropriate to effectuate the assumption of the Assumed Liabilities by the Purchaser; (ii) such other customary closing documents, instruments or certificates required to be delivered as a condition precedent to the Sellers' obligations under this Agreement; (iii) the Seller Note (which note, as of the Closing, shall be automatically assigned to the Sellers, jointly, without recourse, representation or warranty to the Purchaser); (iv) the Cash Proceeds; (v) a duly executed Note; and (vi) an

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     opinion of the general counsel of the sole stockholder of the Purchaser as to the matters attached hereto as Exhibit C.

                                  ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          A. Notwithstanding the representations and warranties contained in this Article 3, the Sellers make no representations or warranties of any type regarding the assets, liabilities, customers or business relating to the offices listed on Schedule 10.

          B.  Each of the representations and warranties contained in this
          Article 3 shall be deemed to exclude any reference to the offices listed on Schedule 10.

     The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

     SECTION 3.01 Organization. Each Seller is a corporation validly existing and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business. Each Seller is in good standing under the laws of the State of Delaware.

     SECTION 3.02 Authority Relative to this Agreement. Each Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by each Seller and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes a valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.03 Consents and Approvals. No consent, approval, order, or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Sellers in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals or authorizations which may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     SECTION 3.04 No Violations. None of the execution, delivery or performance of this Agreement by either Seller, the consummation by either Seller of the transactions contemplated hereby, or compliance by either Seller with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of either Seller, (b) except as may arise under the Acquired Contracts or Passed-Through Contracts, result in a violation or breach of, or constitute

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(with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which either Seller is a party or by which either Seller or either Seller's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Seller or either Seller's properties or assets, (d) result in the creation or imposition of any encumbrance on any Acquired Asset, or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the conduct of the Businesses as currently conducted or as proposed to be conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on either Seller's ability to complete the transactions contemplated by this Agreement.

     SECTION 3.05  [Reserved].

     SECTION 3.06  Certain Assets.

          (a) Schedule 3.06(a) sets forth the street address of each parcel of real property (the "Real Property") relating to the Businesses owned, leased, operated or subleased by each Seller, specifying whether such Real Property is owned or leased and in the case of leases or subleases, the name of the lessor or sublessor.

          (b) Except as set forth in Schedule 3.06(d), each Seller has a valid leasehold interest in the Real Property designated on Schedule 3.06(a) as being leased or subleased by such Seller.

          (c) Except as set forth in Schedule 3.06(c) or except (in the case of a Passed-Through Contract) due to a payment default, the Sellers have good and valid title to, or a valid leasehold interest in, all tangible personal property included in the Acquired Assets or Passed-Through Contracts. Except as set forth on Schedule 3.06(c), regardless of any such default, no tangible personal property which is an Acquired Asset or is subject to a Passed-Through Contract has been repossessed or otherwise removed from a Seller's use.

          (d) Except as set forth in Schedule 3.06(d), there does not exist under any material lease of Real Property, any material default or any event which with notice or lapse of time or both would constitute a default, other than defaults caused solely by the consummation of the transactions contemplated hereby.

          (e) The Acquired Assets and the Passed-Through Contracts include all of the assets necessary to operate the Businesses after the Closing in the hands of the Purchaser in the same manner and effect as the Businesses are being operated by the Sellers as of the date hereof.

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          (f)  The Sellers own all rights, title, and interest in, to and under the Acquired Assets, free and clear of any mortgage, lien, pledge or security interest (other than Permitted Exceptions).

          (g) The Sellers have provided to the Purchaser a true and complete list of the names, titles, and annual salaries of all employees of the Businesses whose annual base salary exceeds $100,000.

          (h) All accounts receivable of the Sellers and their Affiliates are owned by one of the Sellers, free and clear of all liens, pledges and security interests of any nature or kind whatsoever (other than Permitted Exceptions).

     SECTION 3.07 Brokers. No person is entitled to any brokerage, financial advisory or finder's fee or similar fee or commission in connection with the transactions contemplated by this Agreement or the Note based upon arrangements made by or on behalf of the Sellers for which the Purchaser will be liable.

     SECTION 3.08  Contracts.

          (a) Except as disclosed in Schedule 3.08(a) as of the date hereof, none of the Passed-Through Contracts include:

               (i) any lease for personal property requiring aggregate annual payments by the Sellers of $100,000 or more;

               (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that has a term of at least one year or that requires aggregate annual payments by the Sellers of $100,000 or more;

               (iii) any other agreement that requires aggregate annual payments by the Sellers of $100,000 or more;

               (iv) any partnership, joint venture or other similar agreement or arrangement, exclusive of alliance agreements which do not involve cash payments or covenants not to compete;

               (v) any agency, dealer, sales representative, marketing or other similar agreement; or

               (vi) any agreement that limits the freedom of the Sellers to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset or which would so limit the freedom of the Purchaser after the Closing Date.

         True and complete copies of each such Contract disclosed on Schedule 3.08(a) (and all amendments and modifications thereof and waivers pertaining thereto) have been delivered or made available to the Purchaser.

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          (b)  The Contracts specifically identified on Schedule 1.01 constitute all of the Customer Contracts. Except as disclosed on Schedules 3.08(b) or 3.11, to the knowledge of either Seller after reasonable inquiry, neither of the Sellers nor any other party thereto is in default or breach in any material respect under the terms of any Customer Contract which is reasonably likely to materially and adversely affect the likelihood of the subject customer continuing use of services under such Customer Contract (except for defaults and breaches caused solely by the consummation of the transactions contemplated hereby). True and complete copies of each Customer Contract (and all amendments and modifications thereof and waivers pertaining thereto) have been delivered or made available to the Purchaser.

SECTION 3.09  Intellectual Property.

          (a) Except as set forth on Schedule 3.09(a), there shall be no fees, payments to third parties (other than service providers) or assessments (other than administrative filing and registration fees) required to assign or sell the Intellectual Property included in the Acquired Assets to Purchaser.

          (b) Except as set forth on Schedule 3.09(b), the Sellers are not aware of any defenses which a non-Seller party may have to the assignment or sale of the Intellectual Property included in the Acquired Assets to Purchaser.

          (c) With respect to the Intellectual Property included in the Acquired Assets or the subject of Passed-Through Contracts:

               (i) the Sellers own, or have a valid leasehold or license interest in, or rights to such Intellectual Property other than due to a payment default under a Passed-Through Contract which has not resulted in termination of such contract;

               (ii) pursuant to this Agreement, the Sellers have validly sold, assigned, transferred, conveyed and delivered to the Purchaser all of the Sellers' rights, title and interest in the Intellectual Property included in the Acquired Assets, subject to customary registrations and filings;

             (iii) except as set forth on Schedule 3.09(c)(iii), neither Seller or any of their Affiliates is obligated to make any royalty or other payment with respect to any Intellectual Property included in the Acquired Assets;

              (iv) except as set forth on Schedule 3.09(c)(iv), none of such Intellectual Property has been sublicensed by the Sellers to any Person nor has either Seller granted any other rights in such Intellectual Property to any Person; and

               (v) the Sellers have had all employees and independent contractors sign written agreements transferring and assigning to Seller, including without limitation the copyrights therein, prior to the Closing Date, any and all rights in and to such Intellectual Property.

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          (d)  Schedule 3.09(d) lists all Third Party Licenses requiring aggregate annual payments by the Sellers after the Closing in excess of $100,000 and whether either Seller is in default of any material payment thereunder.

          (e) Except in each case or in the aggregate as would not be reasonably likely to have a Material Adverse Effect, (i) the Intellectual Property is not now involved in any opposition, invalidation, challenge or cancellation and, to the knowledge of either Seller, no such action is threatened with respect to such Intellectual Property included in the Acquired Assets, (ii) the Intellectual Property included in the Acquired Assets is not infringing or potentially infringing any third party rights and neither Seller has any knowledge of any claim to that effect, (iii) to the knowledge of either Seller, no third party is infringing either Seller's rights in and to the Intellectual Property included in the Acquired Assets, (iv) each Seller has performed all action necessary to maintain such Seller's rights, ownership and status, including without limitation their validity and enforceability, in and with regard to the Intellectual Property included in the Acquired Assets and has complied with the legal requirements related thereto through the Closing Date, (v) to the knowledge of either Seller, the Sellers' use of the Intellectual Property which is the subject of the Passed-Through Contracts has not been and is not now involved in any opposition, invalidation, challenge or cancellation and, to the knowledge of either Seller, no such action is threatened with respect to such Intellectual Property, and (vi) to the knowledge of either Seller, the Sellers' use of the Intellectual Property which is the subject of the Passed-Through Contracts is not infringing or potentially infringing any third party rights and neither Seller has any knowledge of any claim to that effect.

     SECTION 3.10 Absence of Certain Changes. Except as disclosed in Schedule 3.10, since September 30, 2000, there has not been any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting any material tangible personal property included in the Acquired Assets which, individually or in the aggregate, has had or could reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

     SECTION 3.11 Litigation and Proceedings. Except as described in Schedule 3.11, there is no action, suit, investigation or proceeding pending against or, to the knowledge of either Seller after reasonable inquiry, threatened in writing against or affecting the Businesses or any Acquired Asset before any court or arbitrator or any government body, agency or official which (a) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Assets after the Closing or (b) in any manner challenges or seeks to prevent, enjoin, after or materially delay the transactions contemplated by this Agreement.

     SECTION 3.12  Compliance with Laws and Court Orders. Except as set forth on
Schedule 3.12, since September 30, 2000, the Businesses have been conducted in material compliance with all applicable laws, statutes, rules, regulations, judgments, injunctions, orders or decrees and since September 30, 2000 neither Seller has received any written communication from a government authority that alleges that any of the Businesses have not been conducted in compliance with any applicable laws, statutes, rules, regulations, judgments, injunctions, orders or decrees, except in each case for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 3.11, neither the Sellers nor any of their Affiliates have received notice of the intent of any federal or state agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to the Businesses that could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.13 Receivables. All accounts receivable comprising Acquired Assets (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet on a consolidated basis are valid and arose from Sellers' conduct of their business in the ordinary course.

     SECTION 3.14  ERISA Representations.

          (a) Schedule 3.14(a) lists (i) each material "employee benefit plan," as such term is defined in Section 3(3) of ERISA (an "Employee Plan"), which is maintained, administered or contributed to by the Sellers which covers employees of the Businesses or in which such employees participate other than any plan exempt from ERISA pursuant to Section 4(b)(4) of ERISA and (ii) each material employment, severance or other similar contract and material policy, plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is not an Employee Plan, (2) is entered into, maintained or contributed to, as the case may be, by the Sellers or any of its subsidiaries to cover employees or former employees of the Sellers or any of its subsidiaries, (3) is not entered into, maintained or contributed to primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States and (4) is not an International Plan. Such contracts, policies, plans and arrangements described in clause (B) above are hereinafter referred to collectively as the "Benefit Arrangements."

          (b) No Employee Plan maintained, administered or contributed to by the Sellers or any ERISA Affiliate is a Multiemployer Plan or is subject to Title IV of ERISA or Section 412 of the Code. Neither the Sellers nor any of the Sellers' ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, or has maintained a plan subject to Section 412 of ERISA, for which any liability remains outstanding.

          (c) Each Employee Plan in which employees of the Businesses participate and which is intended to be qualified under Section 401(a) of the Code, is so qualified or, if such Employee Plan fails to be so qualified, can become qualified on a retroactive basis, or the Sellers will notify Purchaser of such failure prior to the rollover of any participant's accounts from such plan to any plan of the Purchaser.

          (d) The Acquired Assets are not now nor will they after the passage of time be subject to any Lien imposed under Section 412(n) of the Code by reason of the failure of either Seller or their ERISA Affiliates to make timely installments or other payments required by Section 412 of the Code with respect to any plan maintained by either Seller or their ERISA Affiliates prior to the Closing.

          (e) With respect to the employees of the Sellers or any of the Sellers' Subsidiaries the principal work location of which is located in the United States who are residents or citizens of the United States, there are no employee post-retirement medical or health plans in effect, except as required by COBRA.

     SECTION 3.15 WARN. Except to the extent set forth on Schedule 3.15, since the enactment of the WARN Act, the Sellers have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of either Seller; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of either Seller; nor has either Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.


                                  ARTICLE 4.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Sellers as follows:

     SECTION 4.01 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

     SECTION 4.02 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and the Note and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Note by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and the Note have been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitute valid and binding obligation of the Sellers) constitutes valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with its and their terms.

     SECTION 4.03 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement or the Note and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals or authorizations which may be required under the HSR Act.

     SECTION 4.04 No Violations. Neither the execution, delivery or performance of this Agreement or the Note by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or the Purchaser's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or the Purchaser's properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of the Purchaser, or (e) to the Purchaser's knowledge, cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Purchaser to conduct its business as currently conducted or as proposed to be conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on the Purchaser's ability to complete the transactions contemplated by this Agreement or the Note.

     SECTION 4.05 Brokers. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Purchaser in connection with the transactions contemplated by this Agreement or the Note based upon arrangements made by or on behalf of the Purchaser.

                                  ARTICLE 5.
                                   COVENANTS

     SECTION 5.01 Access and Information. The Sellers shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout any period from and after the date hereof to the books, records, properties and personnel of the Sellers related to the Acquired Assets and, during such period, shall furnish as promptly as practicable to the Purchaser any and all such information as the Purchaser reasonably may request; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the Sellers' business or operations.

     SECTION 5.02  Books and Records.

          (a) If the Purchaser wishes to dispose of or destroy any of the business records or files related to the Acquired Assets which are transferred to the Purchaser pursuant to this Agreement, it shall first give 10 days' prior written notice to the Sellers, and the Sellers shall have the right, at their option and expense, upon prior written notice to the Purchaser within such

     10-day period, to take possession of such records and files within 20 days after the date of the notice from the Sellers.

          (b) The Purchaser shall allow the Sellers and any of its then current directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Sellers' Representatives"), at Sellers' expense, access to all business records, files and personnel of the Sellers or the Acquired Assets that are transferred to the Purchaser in connection herewith, which are reasonably required by such Sellers' Representatives for valid business purposes, during regular business hours and upon reasonable notice at the Sellers' former offices and the Sellers' Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the Purchaser's business or operations.

     SECTION 5.03 Additional Matters. Subject to the terms and conditions herein, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, including under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required under this Agreement. Without limiting the foregoing, the Purchaser and the Sellers shall (a) no later than five (5) business days after the date hereof, make all filings required under the HSR Act, (b) use their respective commercially reasonable efforts to seek early termination of the waiting period under the HSR Act, (c) respond promptly, but in no event in less than two (2) weeks, to any additional requests for information under the HSR Act and (d) take all other action necessary to expedite compliance with the HSR Act in order to consummate the transactions contemplated hereby.

     SECTION 5.04  Employees and Benefit Programs.

          (a) Employees and Offers of Employment. On the Closing Date, the Purchaser may make offers of post-Closing employment to any employee of either Seller hired after the date hereof and will make offers of post-Closing employment to the employees listed on Schedule 5.04(a) (the "Employment Offerees"), provided, however, that the Purchaser shall be under no obligation to make any such offer to any Employment Offeree who is not employed by either Seller on the Closing Date. The Sellers shall facilitate the Purchaser doing so, including, without limitation, by making such persons and their personnel files available to the Purchaser and its Representatives. The Sellers shall be solely responsible for any WARN Act notification and any liability under the WARN Act, relating to any termination of any of Sellers' employees occurring on or after the date of this Agreement. Any severance or other obligations to officers and employees of Sellers shall not be Assumed Liabilities. Any such offer of employment shall be at such salary or wage and benefit levels made available by the Purchaser to similarly situated employees and on such other terms and conditions as the Purchaser shall in its sole discretion deem appropriate. The employees engaged in the Businesses who accept and commence employment with the Purchaser are hereinafter collectively referred to as the "Transferred Employees." The Sellers will not take, and will cause each of their subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with the Purchaser's effort to hire any Employment Offeree.

          (b) Sellers' Employee Liabilities and Benefit Plans. All (i) Sellers' Employee Liabilities, (ii) obligations and liabilities under the Employee Plans and Benefit Arrangements and (iii) obligations and liabilities with respect to each Retained Employee, and any former employee of either Seller who is not a Transferred Employee to the extent any such liability or obligation relates to the period prior to the Closing Date shall not be Assumed Liabilities. No assets of any Employee Plan or Benefit Arrangement shall be transferred to the Purchaser or any of its Affiliates or to any plan of the Purchaser or any of its Affiliates.

          (c) Purchaser Benefit Plans. The Purchaser or one of its Affiliates will recognize all years of service of the Transferred Employees with the Sellers (or their predecessors) or any of their Affiliates, only for purposes of eligibility to participate in and to vest under those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by the Purchaser or one of its Affiliates immediately after the Closing Date. The Purchaser shall cause all pre-existing condition exclusions under any medical and dental plans ("Purchaser's Health Plans") made available by the Purchaser to Transferred Employees to be waived in respect of such employees and dependents, but only to the extent Sellers' medical and dental plans recognize such Transferred Employees and their dependents as having satisfied any pre-existing conditions exclusion under Sellers' medical and dental plans.

          (d) Employee Covenants. On the Closing Date, each Seller hereby assigns to the Purchaser all rights and claims of such Seller of every kind and description under all non-disclosure, confidentiality, non-competition, non-solicitation, assignment of inventions and other agreements of a comparable nature with (i) all present and former employees other than Employment Offerees to the extent such agreements relate to the Acquired Assets and (ii) all Employment Offerees whether or not such agreements relate to the Acquired Assets (collectively, the "Employee Covenants"). Furthermore, on the Closing Date, the Purchaser hereby assigns to the Sellers all rights and claims of every kind and description under any non-solicitation agreements with Employment Offerees assigned by the Sellers to the Purchaser pursuant to the first sentence of this subsection to the extent not related to the Acquired Assets. The Sellers shall not make or propose any modifications or amendments to any Employee Covenants without the Purchaser's prior written consent. On or before June 30, 2001, neither the Purchaser nor any of its Affiliates shall solicit for employment any active employee of either Seller or any of their Affiliates (or any employee of either Seller on the date hereof that becomes a former employee by virtue of a sale of a business by such Seller to a third party after the date hereof), other than the Employment Offerees hereunder and under the Central Division Asset Purchase Agreement with respect to the transaction contemplated hereunder and thereunder. On or before June 30, 2001, neither the Sellers nor any of their Affiliates shall solicit for employment any active employee of the Purchaser or any of its Affiliates, and none of the Sellers or their Affiliates shall sell, transfer or otherwise convey or agree to sell, transfer or otherwise convey any assets of or equity interest in the Sellers or any of their Affiliates unless the purchaser of such assets or equity interest shall have agreed to be bound to the aforementioned non-solicitation covenant.

          (e) No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of either Seller or of any of their subsidiaries in respect of continued employment (or resumed employment) with either any Business, the Purchaser any of its Affiliates and no provision of this Section 5.04 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by the Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser or any of its Affiliates.

     SECTION 5.05 Public Announcements; Confidential Information. The Purchaser and the Sellers shall consult with each other before issuing any press release or making any public statement or other public communication with respect to the Agreement or the transactions contemplated hereby. The Purchaser and the Sellers shall not issue any such press release or make any such public statement or public communication without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or any listing agreement with any national securities exchange. After the Closing, the Sellers shall (a) not disclose to others any confidential information about the Businesses without the prior consent of the Purchaser except to the extent such disclosure is required by law or order of any Governmental Authority (in which case the Sellers shall, to the extent practicable, inform the Purchaser in advance of any such disclosure, shall cooperate with the Purchaser in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent possible while still complying with such requirements) and (b) use reasonable care to safeguard confidential information about the Businesses and to protect such information against disclosure, misuse, espionage, loss and theft.

     SECTION 5.06 Passed-Through Contracts. The Sellers and the Purchaser shall use their respective best efforts to obtain any consent, approval or amendment required to novate and/or assign to the Purchaser the Acquired Contracts, the Employee Covenants and all other Contracts, licenses and other related rights of any nature whatsoever which relate to the Acquired Assets or are necessary in the ordinary course to operate the Businesses (the "Passed-Through Contracts" which term, for purposes of this Section 5.06 only, shall include the Acquired Contracts and the Employee Covenants, but elsewhere in this Agreement shall not include the Acquired Contracts or the Employee Covenants); provided, however, that except for filing and other administrative charges, the Purchaser shall not be obligated to pay any consideration, and neither Seller shall be obligated to
(i) pay any material consideration or (ii) make payments in satisfaction of amounts due under such contracts relating to any period prior to Closing, therefor to the third party from whom such consents, approvals or amendments are requested. Until such time as such consents, approvals or amendments are obtained, or in the event and to the extent that the Sellers and the Purchaser are unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of the Sellers with respect to any Passed-Through Contract so that the Purchaser would not in fact receive all the rights with respect to such Passed-Through Contract, the Sellers and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser shall obtain the benefits and satisfy the obligations arising after the Closing Date with respect to such Passed-Through Contract in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Sellers would enforce for the benefit of the Purchaser, with the Purchaser satisfying such Sellers' obligations, any and all rights of the Sellers against a third party thereto. The Sellers shall, without further consideration therefor, pay and remit to the Purchaser promptly all monies, rights, and other considerations received in respect of the Purchaser's performance of such obligations, and, at the Purchaser's request, shall direct that such payments be made directly to the Purchaser. Without limiting the foregoing, the Sellers shall not terminate any Passed-Through Contract (unless the Purchaser has terminated its arrangement with respect thereto, sooner than thirty (30) days after the date hereof). Without limiting the foregoing, this Agreement shall be deemed to effect the following arrangements as of the
Closing:

          (a) The Sellers hereby sublease to Purchaser, their rights under all leases between either Seller and a third party granting a lease to Real Property listed on Schedule 5.06(a) to either Seller which is listed on
     Schedule 5.06(a), with Purchaser making payments in respect thereof as provided on Schedule 5.06(a) (or directly to the payee, if Purchaser so elects); provided, that any such sublease shall automatically terminate on the thirty-first (31st) day after the Closing Date unless (i) the Purchaser shall have obtained the consent, approval or amendment required to novate and/or assign to the Purchaser such Passed-Through Contract and (ii) the Sellers shall have received any security deposit related to such Passed-Through Contract.

          (b) As to master equipment leases or other similar multi-asset contracts (including Third Party rights) which include assets which are in part not used in the Businesses, obligations under such contracts shall be allocated to Purchaser based on the relative charges under the contract for the rights or assets used in the Businesses (based on utilization or similar indicator) (and paid directly to payee, if Purchaser so elects); provided, that the charges allocated to Purchaser for any Heller Financial equipment leases of Sellers shall be limited to the amount provided on
     Schedule 5.06(a) in the aggregate for any amounts allocated under this Agreement or the Central Division Asset Purchase Agreement.

          (c) The Sellers hereby sublicense their rights under the Third Party Licenses, subject to allocation per Section 5.06(b) (and paid directly to payee, if Purchaser so elects).

Purchaser may, from time to time, upon five (5) business days' notice to the Sellers, terminate any arrangements which are the subject of this Section 5.06 (excluding the Acquired Contracts) with respect to periods after such notice, without liability or further obligation to either Seller or any third party. Notwithstanding the foregoing or any other term of this Agreement, (X) the Sellers shall have no liability to Purchaser if, for any reason, they are unable to provide the services called for by the Passed-Through Contracts other than due to an affirmative action after the Closing Date by either Seller and (Y) the Sellers shall not be obligated to provide services under any Passed-Through Contract if as a result of providing such services the other party to such Passed-Through Contract ceases or threatens in writing to cease providing services to Seller's other businesses. Notwithstanding any of the subleasing, sublicensing or subcontracting arrangements set forth above, the Purchaser shall not assume any liability or obligations arising under any Passed-Through Contract which relates to any period prior to the Closing.

     SECTION 5.07  Tax Matters.

          (a)  Liability for Taxes.

               (i)  Sellers shall be liable for and pay, and pursuant to Section
          8.01 shall indemnify Purchaser against, (A) all Taxes (other than Property Taxes relating to the Acquired Assets) imposed on the Sellers or for which the Sellers may otherwise be liable (including any Taxes resulting from the transactions hereunder and any liability for Taxes, including those described in Section 9.02, imposed on the Sellers pursuant to any provision in this Agreement) and (B) all Property Taxes relating to the Acquired Assets that relate to, or are otherwise allocable pursuant to Section 5.07(b) to, a Pre-Closing Tax Period.

              (ii)  Purchaser shall be liable for and pay, and pursuant to
          Section 8.02 shall indemnify Sellers against, (A) all Taxes imposed on the Acquired Assets (other than Property Taxes) for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) all Property Taxes relating to the Acquired Assets that do not relate to, or are otherwise not allocable pursuant to Section 5.07(b) to, a Pre-Closing Tax Period; provided, however, that Purchaser shall not be liable for or pay, and shall not indemnify Sellers against, any Taxes for which Sellers are liable under this Agreement (including, without limitation, Section 5.07(a)(i)).

          (b)  In the case of any Straddle Period:

               (i) real, personal and other similar intangible property Taxes ("Property Taxes") relating to the Acquired Assets for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

              (ii) the Taxes relating to the Acquired Assets (other than Property Taxes) for any Pre-Closing Tax Period shall be computed, using the closing of the books method, as if such taxable period ended as of the close of business on the Closing Date.

          (c) The Purchaser and the Sellers agree to (i) furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Businesses and the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax and (ii) cooperate fully in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax relating to the Businesses or the Acquired Assets; (iii) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Businesses or the Acquired Assets for taxable periods for which the other may have a liability; and (iv) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period. The Purchaser shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six years following the Closing Date. Each party shall provide the other with at least ten days prior written notice before destroying or transferring custody of any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

     SECTION 5.08  Accounts Receivable.

          (a) If and to the extent that the proceeds of the accounts receivable included in the Acquired Assets or other funds pertaining to or arising out of the Acquired Assets which are received by the Sellers or their Affiliates at any time, such proceeds shall be received and held by such person in trust for the Purchaser and shall be paid over to the Purchaser promptly. Accordingly, the Sellers irrevocably authorize and direct the Purchaser to retain any such proceeds (including any such proceeds received in either Seller's collection accounts, lockboxes, blocked or restricted accounts or similar accounts used by the Sellers to collect accounts receivable).

          (b) As soon as reasonably practicable after the Closing Date, the Purchaser shall notify in writing each debtor whose account receivable is set forth on the spreadsheet attached to Schedule 1.01 that (i) such debtor's account receivable has been sold to the Purchaser and (ii) such debtor shall make payment of all amounts due or payable or to become due directly to the Purchaser or its designee or designated account.

          (c) It is the intention of the parties hereto that the conveyance of the Acquired Assets hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Purchaser with the full benefits of ownership of the Acquired Assets. Upon the request of Purchaser, each Seller will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Purchaser's ownership interest in the Acquired Receivables (as defined on Schedule 1.01) originated by such Seller and included in the Acquired Assets.

          (d) If, notwithstanding the intention of the parties expressed in clause (a) above, the conveyance of any of the Acquired Assets hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties' intention that the sale of the Acquired Receivables by each Seller hereunder shall constitute a true sale thereof, such Seller hereby grants to Purchaser a duly perfected security interest in all of such Seller's right, title and interest in, to and under the Acquired Assets which are now existing or hereafter arising, and all proceeds thereof to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Acquired Assets purchased from such Seller together with all other obligations of such Sellers hereunder, which security interest shall be prior to all other Liens thereto. Purchaser and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

     SECTION 5.09 Conduct of the Businesses. Except as otherwise provided herein, from the date hereof until the Closing Date, the Sellers, subject to Purchaser's reasonable consent rights:

          (a) shall conduct the Businesses and the use and maintenance of the Acquired Assets in the ordinary course and shall use commercially reasonable efforts to preserve intact the business or organizations and relationships with third parties and to keep available the services of the present employees of the Businesses; and

          (b) shall collect the SAP Accounts Receivable in the ordinary course consistent with past practices, subject to Section 5.01.

                                  ARTICLE 6.
                             CONDITIONS PRECEDENT

     SECTION 6.01 Conditions Precedent to Obligation of the Sellers and the Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) the waiting period, if any, under the HSR Act shall have expired or been terminated;

         (b) there shall be no injunction, order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated under this Agreement; and

          (c) no statute, rule or regulation shall have been promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement.

     SECTION 6.02 Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

          (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by the Purchaser at or prior to the Closing Date; and

          (b) the Purchaser shall have made all the deliveries required to be delivered by the Purchaser pursuant to Section 2.02(b) at or prior to the Closing Date.

     SECTION 6.03 Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

          (a) the representations and warranties of the Sellers contained in Sections 3.01 through 3.04, 3.06(b) and (c) and 3.09(c)(i) and (ii) shall be true in all material respects as of the date hereof and on and as of the Closing Date, except as would not have a material adverse effect on the Purchaser's ability to operate the assets;

          (b) the Sellers shall have made all the deliveries required to be delivered by the Sellers pursuant to Section 2.02(a) at or prior to the Closing Date;

          (c) the Purchaser shall have approved the results of any and all due diligence inspections, investigations and inquiries with respect to the Sellers' interest in and the assets of Bluevector LLC, a Delaware limited liability company, as Purchaser may elect to make or obtain; and

          (d) with respect to (x) the Alliance Agreement dated as of April 1, 2000 by and between Microsoft Corporation, a Washington corporation, and marchFIRST Consulting, Inc. and (y) the related Loan Agreement and Unsecured Promissory Note dated July 5, 2000 made by marchFIRST Consulting, Inc. in favor of MS Channel Initiatives Corp., a Nevada corporation, Microsoft Corporation and MS Channel Initiatives Corp. shall have agreed in writing to (i) waive or settle any claim for breach or amounts due under such agreements in amounts, on terms and subject to conditions acceptable to the Purchaser; and (ii) terminate such agreements and cancel such note at the Closing; and

          (e) with respect to the joint venture relationships with Dentsu and Samsung (which for purposes of this Agreement are not severable), Dentsu shall have agreed in writing to modify its joint venture relationship on terms and subject to conditions acceptable to the Purchaser;

     provided, however, that in the event any of the conditions set forth in subsections (c), (d) or (e) above are not satisfied such condition will be deemed satisfied in such cases, respectively, by the Purchaser electing to exclude from the Acquired Assets Bluevector, the HostOne business or the joint venture relationships (non-severable for purposes of this Agreement) with Dentsu and Samsung (and, in each case, the related assets, Contracts, employees and Assumed Liabilities), respectively, from the transactions contemplated hereby, and this Agreement shall be deemed, upon a Closing based upon such election(s), to have been amended to give effect to such changes with no change in the consideration to be received by Sellers except that the Purchaser shall not assume any of the Assumed Liabilities related to such excluded Acquired Assets.

                                  ARTICLE 7.
                                  TERMINATION

     SECTION 7.01  Termination.  This Agreement may be terminated:

          (a) by mutual written agreement of the Sellers and the Purchaser prior to the Closing Date;

          (b) at any time before the Closing, by the Purchaser if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment or cure and shall not have been waived by the Purchaser; provided, that the Purchaser is not then in breach of this Agreement;

          (c) at any time before the Closing, by either Seller if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment or cure and shall not have been waived by the Sellers; provided, that neither Seller is not then in breach of this Agreement;

          (d) at any time after June 30, 2001, by either Seller if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of the Sellers; or

          (e) at any time after June 30, 2001, by the Purchaser if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of the Purchaser.

     SECTION 7.02  Effect of Termination. If this Agreement is terminated under
Section 7.01, written notice thereof will forthwith be given to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the Sellers and the Purchaser to each other under this Agreement will terminate without further obligation or liability of the Sellers or the Purchaser to the other, except that each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of any other party will be treated in accordance with the confidentiality agreement between the parties.

                                  ARTICLE 8.
                                INDEMNIFICATION

     SECTION 8.01 Indemnification by Sellers. From and after the Closing Date and subject to the provisions of this Article 8, the Sellers, jointly and severally, agree to indemnify, hold harmless and defend each Purchaser Indemnified Party from and against any and all Losses arising out of, resulting from or relating to:

          (a) any inaccuracy or breach of any representation or warranty of Sellers contained in this Agreement or any other agreement, certificate, instrument or other document executed and delivered by the Sellers pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect);

          (b) any inaccuracy or breach of any representation or warranty of Sellers contained in this Agreement or any other agreement, certificate, instrument or other document executed and delivered by the Sellers pursuant hereto as if such representation or warranty were made on and as of the Closing Date;

          (c) any Excluded Liability (without regard to any qualification thereof as to materiality or Material Adverse Effect); or

          (d) any non-compliance with or breach of any covenant or agreement of Sellers contained in this Agreement or any other agreement, certificate, instrument or other document executed and delivered by the Sellers pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect).

     SECTION 8.02 Indemnification by Purchaser. From and after the Closing Date and subject to the provisions of this Article 8, Purchaser agrees to indemnify, hold harmless and defend each Seller Indemnified Party from and against any and all Losses arising out of, resulting from or relating to:

          (a) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any other agreement, certificate, instrument or other document executed and delivered by Purchaser pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect);

          (b) any inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement or any other agreement, certificate, instrument or other document executed and delivered by the Purchaser pursuant hereto as if such representation or warranty were made on and as of the Closing Date;

          (c)  any Assumed Liability; or

          (d) any non-compliance with or breach of any covenant or agreement of Purchaser contained in this Agreement or any other agreement, certificate, instrument or other document executed and delivered by Purchaser pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect).

     SECTION 8.03 Definition of Losses. The term "Losses" shall have the following meanings: (i) with reference to the obligation of the Sellers to indemnify the Purchaser, its Affiliates and each of their respective Representatives (each a "Purchaser Indemnified Party"), "Losses" shall mean any and all costs or losses resulting from any Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of Third Party Claims), including, without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations of the Purchaser, reasonable attorneys' fees, all amounts which would constitute Losses, and all amounts paid in investigation, defense or settlement of any of the foregoing; and (ii) with reference to the obligation of Purchaser to indemnify the Sellers, their Affiliates and each of their respective Representatives (each a "Seller Indemnified Party"), "Losses" shall mean any and all costs or losses resulting from any Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of Third Party Claims), including, without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations of the Sellers, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing. The term "Losses" as used in this Article 8 is not limited to matters asserted by third parties against the Sellers or the Purchaser, but includes Losses incurred or sustained by the Sellers or Purchaser in the absence of Third Party Claims. Losses in respect of an Excluded Liability or Assumed Liability which result from payment to a third party other than a Governmental Authority shall be indemnifiable only to the extent such payment was (x) required by Contract or law to be made, (y) legally compelled to be made or (z) paid on a commercially reasonable basis to avoid or mitigate the types of claims described in clauses
(x) and (y) or legal or other costs associated therewith, in each case, by the Purchaser Indemnified Party. Notwithstanding anything to the contrary in this Agreement, Losses shall expressly include punitive damages, exemplary damages, multiple damages, and other penalty damages arising out of a Third Party Claim.

     SECTION 8.04 Indemnification Process. The party or parties hereto and their Representatives and Affiliates making a claim for indemnification under this Article 8 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article 8 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article 8 shall be asserted and resolved as follows:

          (a) Notice of Claims. In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates which could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or Proceeding, a "Third Party Claim") or
     (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party

     Claims, "Claims"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim, demand or Proceeding and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or Proceeding) (a "Claim Notice"); provided, that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party proper notice.

          (b) Third Party Claims. In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or Proceeding which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or Proceeding in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person.

          (c) Settlement of Claims. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), (i) settle or compromise any Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Claim of all Indemnified Parties affected by such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

          (d) Direct Claims. In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

          (e) Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.04(e) which is designated as confidential by an Indemnified Party.

     SECTION 8.05  Purchaser's Right of Set-Off.

          (a) Notwithstanding anything to the contrary in this Agreement, and regardless of other means of obtaining payment, at any time and from time to time any Purchaser Indemnified Party delivers a Claim Notice to the Sellers regarding any Claim for which the Purchaser Indemnified Party is or may be entitled to indemnification from the Sellers under this Article 8, the Purchaser is hereby authorized to withhold and set-off and apply against any amounts owing or that may be owed to any of the Sellers by the Purchaser under (i) this Agreement and (ii) the Note (to the extent provided in the Note), up to such amounts as set forth in each such Claim Notice. The Purchaser shall have the right to withhold and set-off in connection with this Section 8.05(a) upon the earlier of (x) when a Claim has been made or filed against a Purchaser Indemnified Party, (y) when a Purchaser Indemnified Party has paid or been required to pay a third party in connection with a Claim or (z) when a Purchaser Indemnified Party has realized a quantifiable loss due to any Claim. The rights of the Purchaser under this Section 8.05 shall include, without limitation, the right to withhold and retain any payment due under the Note in accordance with the terms of the Note.

          (b) Notwithstanding anything in this Agreement to the contrary (and without limiting the generality of Section 9.13 (Cumulative Remedies)), (i) the rights to set-off provided in the Note or otherwise pursuant to this
     Section 8.05 and (ii) any other rights and remedies under this Agreement or in equity or at law that any Purchaser Indemnified Party may have with respect to the satisfaction of the joint and several indemnification obligations of the Sellers under this Agreement shall be cumulative, and the exercise of any such right by any Person shall not be exclusive of any other right or remedy and shall not limit, modify, adversely affect, prejudice or impair the exercise (or ability to exercise) any such rights or remedies.

     SECTION 8.06  Limitations and Liability.

          (a) No amount shall be payable by any Indemnifying Party pursuant to Sections 8.01(a) or 8.02(a), unless the aggregate amount of Losses subject to indemnification thereunder, as the case may be, exceed $250,000 (at which point the Indemnified Party shall be entitled to all indemnification amounts accrued up to such threshold). Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable Losses which may be recovered by Purchaser from the Sellers arising out of or resulting from the causes enumerated in this Section 8.06(a) and Section 8.06(a) of the Central Division Asset Purchase Agreement shall be an amount equal the aggregate face amount of the Subsequent Note.

          (b) Notwithstanding anything to the contrary in this Agreement, the limitations set forth in Section 8.06(a) and the limitations on survival set forth in Section 9.01 shall not apply to (i) any indemnification obligations of the Sellers under Section 8.01(b); or (ii) any indemnification obligations of the Sellers to the Purchaser arising from the Sellers' covenants set forth in Section 5.07 (Tax Matters). Furthermore, the limitations set forth in Section 8.06(a) and the limitations on survival set forth in Section 9.01 shall not apply in the event any such Losses arise out of an intentional misrepresentation or fraud by any party hereto or any Affiliate of such party.

                                  ARTICLE 9.
                              GENERAL PROVISIONS

     SECTION 9.01 Survival of Representations and Warranties. The representation and warranties of the Sellers and the Purchaser contained in this Agreement shall survive the Closing of the applicable period set forth in this
Section 9.01, and any and all claims and causes of action for indemnification under Article 8 arising out of the inaccuracy or breach of any representation or warranty of either Seller or the Purchaser must be made prior to the termination of the applicable survival period. All of the representations and warranties of the Sellers and the Purchaser contained in this Agreement and any and all claims and causes of action for indemnification under Article 8 with respect thereto shall terminate one (1) year after the Closing Date; provided that (a) the representations and warranties of the Sellers contained in Sections 3.01, 3.02, 3.03, 3.04, 3.06(c) and 3.09(c)(i) and (ii) and of the Purchaser in Sections 4.01, 4.02, 4.03 and 4.04 and the representations and warranties shall survive indefinitely, it being understood that in the event notice of any Claim for indemnification under Section 8.01(a) or Section 8.02(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim shall survive until such time as such Claim is finally resolved.

     SECTION 9.02 Transfer Taxes. In the event transfer Taxes are required to be paid in order to consummate the transactions hereunder, or in the event any such Taxes are assessed at any time thereafter, such transfer Taxes (including any interest, penalties or other additions thereon) incurred as a result of the transactions contemplated hereby shall be paid by the Sellers. In the event sales, use or other similar Taxes are assessed at Closing or at any time thereafter on the transfer of any of the Acquired Assets, such Taxes (including any interest, penalties or other additions thereon) incurred as a result of the transactions contemplated hereby shall be paid by the Sellers. The Purchaser and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation, and shall prepare and timely file all Tax Returns and other documentation relating to such Taxes as required by applicable law.

     SECTION 9.03 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

          (a)  If to the Purchaser, to

          divine, inc.
          1301 North Elston Avenue
          Chicago, Illinois 60622
          Telecopy:    773-394-6603
          Attention:  Jude Sullivan, General Counsel

          with the copy (which shall not constitute notice) to:


          Latham & Watkins
          233 South Wacker Drive
          Sears Tower - Suite 5800
          Chicago, Illinois 60606
          Telecopy:  312-993-9767
          Attention: Mark D. Gerstein


          (b)  If to either Seller, to:

          marchFIRST, Inc.
          311 South Wacker Drive
          Suite 3600
          Chicago, Illinois 60606
          Telecopy:   312-913-6818
          Attention:  David Shelow, General Counsel

          with the copy (which shall not constitute notice) to:

          McDermott, Will & Emery
          227 West Monroe Street
          Chicago, Illinois 60606-5096
          Telecopy:   312-984-3669
          Attention:  Neal J. White

     SECTION 9.04 Descriptive Headings; Certain Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to "$" or dollars shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

     SECTION 9.05 Entire Agreement, Assignment; Competing Agreements. This Agreement (including the Exhibits, schedules and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto and (ii) shall not be assigned by operation of law or otherwise; provided, however, that Purchaser may assign all or part of its rights or obligations under this Agreement to one of its wholly owned subsidiaries so long as Purchaser remains liable for its obligations hereunder. THE SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED ASSETS, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE IN THIS AGREEMENT, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE ACQUIRED ASSETS ARE BEING SOLD "AS IS" AND "WHERE IS."

     SECTION 9.06 Governing Laws. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ANY CONFLICTS OF LAWS. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY FEDERAL COURT SITTING IN THE CITY OF CHICAGO, UNLESS THERE IS NO FEDERAL COURT JURISDICTION, IN WHICH CASE THE ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY STATE COURT SITTING IN THE CITY OF CHICAGO AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM WITH RESPECT THERETO. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY OR PARTIES HERETO WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS FOR NOTICE UNDER SECTION 9.03 OF THIS AGREEMENT. NOTHING IN THIS
SECTION 9.06 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 9.06 SHALL NOT CONSTITUTE GENERAL CONSENTS TO

SERVICE OF PROCESS IN THE VENUES SPECIFIED ABOVE AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 9.06 AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO.

     SECTION 9.07 Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

     SECTION 9.08 Amendment. This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     SECTION 9.09 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

     SECTION 9.11 Integration; Parties of Interest. The rights and obligations of the parties hereto pursuant to this Agreement and the Note are integrated and are not severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.12 Bulk Sales. The Purchaser hereby waives compliance by the Sellers with any bulk sales or other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     SECTION 9.13 Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, all rights and remedies of each party hereto are cumulative of each other and of every other right or remedy such party may otherwise have in equity or at law, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.

     SECTION 9.14 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Sellers and the Purchaser will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser.

                                  ARTICLE 10.
                                  DEFINITIONS

     As used herein, the terms below shall have the following meanings.

          "Acquired Assets" has the meaning set forth in Section 1.01.

          "Acquired Contracts" means the Customer Contracts, Contracts specifically referenced on Schedule 1.01, and all Contracts to which either Seller is a party for the use of any domain name used or related to the Businesses.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

          "Agreement" has the meaning set forth in Preamble.

          "A/R Servicing Agreement" means the accounts receivable servicing agreement dated as of the date hereof by and among the parties hereto.

          "Assumed Liabilities" has the meaning set forth in Section 1.03.

          "Balance Sheet" means the unaudited balance sheet of Target as of the Balance Sheet Date.

          "Balance Sheet Date" means December 31, 2000.

          "Benefit Arrangements" has the meaning set forth in Section 3.14(a).

          "Blue Vector Proceeds" has the meaning set forth in Section 1.05(d).

          "Bluevector" means the Sellers' interest in Bluevector LLC, a Delaware limited liability company.

          "Bonus" has the meaning set forth in Section 1.05(b)

          "Businesses" means the (a) SAP business based in Denver, Colorado, (b) HostOne business and (c) joint venture relationships with Dentsu and Samsung.

          "Cash Proceeds" has the meaning set forth in Section 1.05(a).

          "Central Division Asset Purchase Agreement" means the other Asset Purchase Agreement dated as of the date hereof between the parties hereto.

          "Central Division Businesses" means the businesses, assets and liabilities of the Sellers acquired by the Purchaser pursuant to the Central Division Asset Purchase Agreement.

          "Central Division Note" means the note issued pursuant to the Central Division Asset Purchase Agreement.

          "Central Division Transferred Employees" means those former employees of the Sellers formerly engaged in the businesses acquired by the Purchaser pursuant to the Central Division Asset Purchase Agreement who accepted and commenced employment with the Purchaser pursuant to the Central Division Asset Purchase Agreement.

          "Claim Notice" has the meaning set forth in Section 8.04(a).

          "Claims" has the meaning set forth in Section 8.04(a).

          "Closing" has the meaning set forth in Section 2.01.

          "Closing Date" has the meaning set forth in Section 2.01.

          "COBRA" means Part 6 of Title I of ERISA or any similar state law.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contracts" means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of the any Person is subject, whether oral or written, express or implied.

          "Conveyance Documents" has the meaning set forth in Section 2.02(a).

          "Current Market Value" has the meaning set forth in Section
     1.05(b)(i).

          "Customer Contracts" means the Contracts described or listed on
     Schedule 1.01.

          "Direct Claim" has the meaning set forth in Section 8.04(a).

          "Employee Covenants" has the meaning set forth in Section 5.04(d).

          "Employee Plans" has the meaning set forth in Section 3.14(a).

          "Employment Offerees" has the meaning set forth in Section 5.04(a).

          "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          "Equity Value Proceeds" has the meaning set forth in Section 1.05(d).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Excluded Assets" has the meaning set forth in Section 1.02.

          "Excluded Liabilities" has the meaning set forth in Section 1.04.

          "Governmental Authority" means any nation or government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          "HSR Act" has the meaning set forth in Section 3.03.

          "including" shall always be read as "including without limitation."

          "Indemnified Party" has the meaning set forth in Section 8.04.

          "Indemnifying Party" has the meaning set forth in Section 8.04.

          "Intellectual Property" means all statutory and common law rights to trademarks, service marks, trade names, logos, web sites, computer software, mask work, invention, patent, trade secret, copyright, technology, processes, inventions, proprietary data, formulae, research and development data and concepts, computer software programs, customer and prospect lists, field manuals and methodologies, know-how and trade secrets or any other similar type of proprietary intellectual property right (including without limitation any registrations or applications for registration of any of the foregoing and renewals, extensions, re-issues and the like related thereto) and all modifications, improvements, and derivative works thereto, which is used or held for use in the operation of the Businesses.

          "International Plan" means an employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within 30 days without liability of the Sellers or any of its ERISA Affiliates), or a plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (a) is exempt from ERISA pursuant to Section 4(b)(4) of ERISA, (b) is maintained or contributed to by the Sellers or any of its subsidiaries and (c) covers any employee or former employee of the Sellers or any of its subsidiaries.

          "knowledge" means, with respect to Sellers, the actual knowledge of Brian Diver, Michael Salvati, David Shelow or Edward Szofer.

          "Lien" means any interest in the Acquired Assets by a Person other than the Sellers, including any mortgage, lien, pledge, charge, security interest encumbrance or other adverse claim of any kind in respect of any Acquired Asset.

          "Losses" has the meaning set forth in Section 8.03.

          "Market Value" has the meaning set forth in Section 1.05(b)(i).

          "Material Adverse Effect" means any event, condition or matter in respect of the operation of the Businesses, the Acquired Assets and the Assumed Liabilities that in the aggregate will result in or have a material adverse effect on the Acquired Assets, the Assumed Liabilities, or the ability of Purchaser to operate the Businesses or use the Acquired Assets after the Closing in the manner in which such Businesses are being operated or the Acquired Assets are being used as of the date hereof.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          "Note" has the meaning set forth in Section 1.05(a).

          "Passed-Through Contracts" has the meaning set forth in Section 5.06.

          "Permitted Exceptions" means imperfections of title, restrictions or encumbrances, if any, that (a) would not involve material costs to correct or remove, (b) do not materially impair the use and operation of such asset in the Businesses as currently conducted or (c) are caused solely by Purchaser.

          "Permitted True-Up Costs" means, to the extent relating to Acquired Assets (and costs relating to Samsung whether or not the Samsung joint venture is acquired by Purchaser), (i) payroll and employee benefit costs paid in the ordinary course of business, (ii) real property lease expenses and personal property lease expenses paid in the ordinary course (but limited to the amounts (pro rated for a partial period) set forth on Schedule

     5.06(a)) and associated utility and similar costs, (iii) reimbursement of current travel and entertainment expenses for employees and (iv) such other expenses as the Purchaser may approve in writing.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Pre-Closing Tax Period" means any tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

          "Proceeding" means charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, application, demand, suit, litigation, proceeding, labor dispute, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

          "Property Taxes" has the meaning set forth in Section 5.07(b)(i).

          "Purchase Price" has the meaning set forth in Section 1.05.

          "Purchaser" has the meaning set forth in the Preamble.

          "Purchaser Indemnified Party" has the meaning set forth in Section
     8.03.

          "Purchaser's Health Plans" has the meaning set forth in Section 5.04(c)(i).

          "Real Property" has the meaning set forth in Section 3.06(a).

          "Representatives" means any officer, director, member, shareholder, principal, attorney, agent, employee, accountant, consultant or other representative.

          "SAP Accounts Receivable" means the accounts receivable related to the SAP business (indicated as such accounts on the accounts receivable spreadsheet attached to Schedule 1.01).

          "Securities Act" has the meaning set forth in Section 1.05(b).

          "Seller" has the meaning set forth in the Preamble.

          "Seller Indemnified Party" has the meaning set forth in Section 8.03.

          "Seller Note" means the Note dated as of the date hereof made by the Sellers in favor of the Purchaser.

          "Sellers' Employee Liabilities" means all liabilities, obligations and commitments arising out of or related to the employment (or termination of employment) by the Sellers of its employees and former employees, including, but not limited to, any obligation or liability for (a) accrued but unpaid wages, salary, incentive or bonus compensation, vacation benefits and pay, unpaid contributions to any Employee Plans or other compensation, (b) all claims for severance or other termination benefits, (c) all workers compensation claims, (d) employee tort claims or claims under federal and state employee discrimination or sexual harassment laws including claims under Title VII of the Civil Rights Act of 1964, and
     (e) any actions, suits or proceedings brought by employees or former employees which are set forth on Schedule 3.15(a).

          "Sellers' Representatives" has the meaning set forth in Section
     5.02(b).

          "Straddle Period" means any taxable period beginning before and ending after the Closing Date.

          "Target" has the meaning set forth in the Preamble.

          "Tax" and, with correlative meaning, "Taxes" means with respect to any Person (1) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (2) liability for the payment of any amounts of the type described in (1) relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated consolidated, combined, unitary or other group with such other Person (including any liability for Taxes under Treasury Regulation Section 1.1502-6).

          "Tax Returns" means any return (including information return), report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof filed or to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes.

          "Third Party Claim" has the meaning set forth in Section 8.04(a).

          "Third Party Licenses" means those agreements, between a Seller and a third party granting a license to Intellectual Property to either Seller.

          "Transferred Employees" has the meaning set forth in Section 5.04(a).

          "True-Up Amount" means all cash and cash equivalents collected by the Seller after the date of this Agreement with respect to the Businesses and the first, second and fifth facilities listed on Schedule 10 (Toronto, Los Angeles and Hong Kong) to the extent actually acquired on the Closing Date hereunder, less Permitted True-Up Costs plus the actual costs incurred by the parties hereto to satisfy in full any lien, claim, encumbrance, interests or security interests of any nature or kind whatsoever (other than Permitted Exceptions) upon the Acquired Assets.

          "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

      [Remainder of page intentionally blank; next page is signature page]

     IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                              MARCHFIRST, INC.


                              By:  /s/
                                 ------------------------------
                              Name:
                              Title:

                              MARCHFIRST CONSULTING, INC.


                              By:  /s/
                                 -------------------------------
                              Name:
                              Title:


                              WH ACQUISITION CORP.


                              By:  /s/
                                 -------------------------------
                              Name:
                              Title:

                            SECURED PROMISSORY NOTE


$57,559,387.59                                                    April 12, 2001


     FOR VALUE RECEIVED, the undersigned, divine/Whittman-Hart, inc. (f/k/a WH Acquisition Corp.), an Illinois corporation (the "Buyer"), hereby promises to pay to the order of MARCHFIRST, INC. as agent (the "Agent") for itself and MARCHFIRST CONSULTING, INC., MARCHFIRST RESELLER CORPORATION, MARCHFIRST, INC. - CANADA, and MARCHFIRST CONSULTING COMPANY (collectively, the "Sellers") the principal sum of Fifty-Seven Million Five Hundred Fifty-Nine Thousand Three Hundred Eighty-Seven Dollars and Fifty-Nine Cents ($57,559,387.59) together with interest on the unpaid principal balance hereof in accordance with the payment provisions set forth below.

     The unpaid principal amount of the indebtedness evidenced hereby shall bear interest at the Prime Rate. Interest shall be computed on the basis of a year of twelve (12) months of thirty (30) days each. All payments of principal and interest hereunder shall be made in lawful money of the United States of America in immediately available funds, at such place as the holder hereof may designate in writing, except for Buyer's option to pay the Final Payment (as defined below) in shares of common stock, as set forth below. For purposes hereof, the "Prime Rate" shall mean the annual percentage rate of interest published by the Wall Street Journal from time to time as the prime rate.

     This Note evidences indebtedness relating to payment of a portion of the purchase price under, and is subject to certain provisions of, (i) that certain Asset Purchase Agreement (the "Central Division Asset Purchase Agreement") by and among Buyer and Sellers, dated as of April 2, 2001 and, if amended, all amendments thereto, and (ii) that certain subsequent Asset Purchase Agreement (the "Subsequent Asset Purchase Agreement') by and among Buyer and Sellers, dated as of April 2, 2001 and, if amended, all amendments thereto, and replaces the Central Division Note in its entirety in all respects. The holder of this
Note is entitled to any and all rights and benefits of the Central Division Asset Purchase Agreement and the Subsequent Asset Purchase Agreement. Payments under this Note are subject to Buyer's rights of offset set forth in the Central Division Asset Purchase Agreement and the Subsequent Asset Purchase Agreement. In addition, the Buyer may offset payments under the Note by any amounts that are owed or may be owed by the Sellers to the Buyer under the Credit Agreement by and among the Sellers (as borrowers) and the Buyer (as lender), dated as of April 2, 2001. Unless the context clearly indicates otherwise, any reference to the "Note" in this Note, the Central Division Asset Purchase Agreement, the Subsequent Asset Purchase Agreement or any document related to the transactions contemplated herein or therein shall be deemed to refer to this Note.

     Buyer shall make payments of accrued interest on the last day of each calendar quarter, to the extent Buyer has available cash. To the extent cash is not available for such interest payment, interest shall continue to accrue. Buyer shall also make payments of principal on or before the 45th day after the end of each calendar quarter after the Closing Date (as defined in the

Subsequent Asset Purchase Agreement), commencing with the quarter ended June 30, 2001, in an amount equal to the lesser of (i) the outstanding principal balance hereof; or (ii) fifty percent (50%) of the Free Cash Flow (as defined below) for the prior calendar quarter. Furthermore, Buyer shall make a prepayment equal to
(i) 50% of Blue Vector Proceeds, and (ii) 50% of Equity Sale Proceeds, promptly after receiving such proceeds; provided, that in no event shall any such prepayment exceed the then outstanding principal and accrued and unpaid interest hereon. All payments hereunder shall be applied first to accrued interest and then to the unpaid principal balance hereof. Notwithstanding the foregoing, the entire principal amount of this Note plus all accrued and unpaid interest thereon (the "Final Payment") shall be due and payable in full on April 12, 2006.

     The Buyer may, in its sole discretion, elect to pay or cause to be paid all or part of the Final Payment in the form of shares of common stock of divine, Inc. if, as of the date of the Final Payment, such common stock is listed for trading on any national securities exchange or designated as a national market system security by the NASD, and either (i) such shares would be freely tradable by Agent without registration under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act, covering the resale of all such shares issuable to Agent, is effective, subject to the following provisions:

          (i) the value of the common stock for determining the number of shares to be delivered in payment of the Final Payment shall be its Current Market Value as of such date. "Current Market Value" shall mean the average daily Market Value (as defined below) during the period of the most recent 20 days, ending on such date, on which the national securities exchanges were open for trading. "Market Value" shall mean, on any date of determination, the amount per share of common stock equal to (A) the last trading price of such common stock on such date, or (B) if there shall have been no trading on such date, the average of the closing bid and asked prices of the common stock on such date as shown by the NASD automated quotation system;

          (ii) in the event a shelf registration statement covers resales of common stock by the Agent, such registration statement's effectiveness shall be maintained until the earlier to occur of (A) the date on which the Agent can sell all of the shares of common stock voered by such registration statement without restriction pursuant to Rule 144(k) under the Securities Act or any successor provision, or (B) the date on which the Agent has sold all of the shares of common stock covered by such registration statement; and

          (iii) if upon the sale of all divine common stock delivered to the Agent in payment of the Final Payment, the aggregate proceeds received by Agent (after deducting costs and expenses, including commissions, directly related to the sale of such stock) result in an average selling price per share that is less than the Current Market Value used to determine the number of shares to deliver to Agent pursuant to clause (i) above, then Buyer shall promptly make an additional payment of cash to Agent equal to such shortfall; provided, that Agent shall have sold such shares in good faith through one of two brokers chosen by Buyer.

     "Free Cash Flow" means, with respect to Buyer for any quarter, net income of Buyer for such quarter determined in accordance with GAAP, plus

     (i)    depreciation, amortization and non-cash charges; plus

     (ii) state, federal and foreign income taxes to the extent included in net income; plus

     (iii) the positive difference between the amount of accounts payable of Buyer at the end of such quarter minus the amount of accounts payable of Buyer at end of the immediately preceding quarter; minus

     (iv) the positive difference between the amount of accounts receivable of Buyer at the end of such quarter minus the amount of accounts receivable of Buyer at end of the immediately preceding quarter; minus

     (v) the lesser of capital expenditures during such quarter and the following percentage of revenues during such quarter: 5% in year 1, 4% in year 2, 3% in year 3, 2.5% in year 4 and 2.5% in year 5; plus

     (vi) the book value from dispositions of fixed assets during such quarter.

     When calculating Free Cash Flow, the net income, results of operations and all related financial and non financial items of Bluevector shall be excluded for all purposes. For purposes of this Note, "Blue Vector Proceeds" means the proceeds received by Buyer from the sale of any interest (net of taxes actually paid by Buyer or its Affiliates in respect of such sale) in Bluevector LLC or distributions from Bluevector LLC other than for taxes allocated in respect of such interest, and "Equity Sale Proceeds" means the net proceeds received by divine, Inc. from the sale of any equity interest (including any security convertible into or exchangeable for such equity interest) of the Buyer.

     Payment of this Note is secured by a Pledge and Security Agreement by and between Buyer and Sellers (the "Security Agreement"), dated as of April 2, 2001. Agent, for the benefit of the Sellers, is entitled to any and all rights and benefits of the Security Agreement and may enforce the covenants and agreements contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof.

     After ten (10) days notice to Buyer of the occurrence and during the continuation of an Event of Default (as hereinafter defined) and at the option of the Agent, the entire unpaid principal balance of this Note, irrespective of the maturity date hereof, and all accrued and unpaid interest thereon, and any other sums required to be paid hereunder or the Security Agreement shall become immediately due and payable. If an Event of Default shall occur, the rate of interest on the unpaid principal amount hereof shall be increased by an additional two percent (2%) per annum (the "Default Interest Rate") for the quarter after the occurrence of the Event of Default until the Event of Default is cured or waived or the unpaid principal amount hereof is paid, whether or not the Agent accelerates payment. All costs and expenses incurred by, or on behalf of, the Sellers (including without limitation reasonable attorneys' fees and expenses) which are occasioned by any Event of Default by Buyer hereunder shall become immediately due and payable, shall bear interest at the Default Interest Rate from the date incurred until paid, and shall become additional indebtedness evidenced by this Note and secured by the Security Agreement. After the occurrence of an Event of Default, the Agent may institute, or cause to be instituted, proceedings for the realization of its rights under this Note and the Security Agreement.

     The remedies of the Sellers, as provided herein or in the Security Agreement shall be cumulative, and may be pursued singularly, successively or together, at the sole discretion of the Sellers, and may be exercised as often as occasion therefore shall arise. No act of omission or commission of Sellers, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Sellers and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of', any subsequent right, remedy or recourse as to a subsequent event.

     Buyer shall have the right of first refusal with respect to any sale of this Note. Buyer shall have the right to prepay this Note either in whole at any time or in part from time to time, without premium or penalty, upon not less than 10 days prior written notice to the holder of this Note by payment of the principal amount of the Note or the portion thereof to be prepaid and accrued interest thereon to the date of prepayment, provided that any such prepayment shall be in cash. All partial prepayments shall be applied first to accrued interest and thereafter to the unpaid principal balance hereof.

     Buyer agrees to pay all reasonable costs of collection, including reasonable attorneys' fees if the unpaid principal sum of this Note and interest thereon is not paid when due.

     Whenever used herein, the words "Buyer" and "Sellers" shall be deemed to include their respective successors, assigns, heirs, legal representatives endorsees and successors in interest. In this Note, whenever and wherever the context so requires, the neuter shall include the feminine and the masculine and the singular shall include the plural, where appropriate.

     The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Note:

     (a) Nonpayment of Amounts. Failure to pay any principal, interest or any other amount due under this Note for a period of five (5) days after the date such payment was due;

     (b) Bankruptcy or Insolvency. Buyer or any of its affiliates: (i) shall have filed petition in bankruptcy or for the approval of a plan of reorganization or arrangement under the Bankruptcy Reform Act of 1978, or an involuntary petition in bankruptcy or plan of reorganization is filed against Buyer or an affiliate thereof, or an admission seeking the relief therein provided; (ii) is unable, or admits in writing its inability, to pay its debts as they become due; (iii) makes an assignment for the benefit of creditors; (iv) shall have filed a petition or applied to any tribunal for the appointment of a custodian, receiver or any trustee for all or a substantial part of its assets;
(v) by any act or omission indicates its consent, approval of, or acquiescence in the appointment of a receiver, custodian or trustee for all or a substantial part of its property; (vi) become insolvent however otherwise evidenced; or
(vii) ceases doing business as a going concern; or

     (c) Breach of Covenants. A breach by Buyer of (i) Section 6(e) of the Central Division Asset Purchase Agreement or (ii) any covenant, term or agreement contained in the Security Agreement, if any such default is not cured or waived within ten (10) days after written notice thereof is given to Buyer.

     This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois. Buyer waives, presentment, protest and demand. Every provision hereof is intended to be severable. If any clause, phrase, provision or portion of this Note or the application thereof is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, the remaining clauses, phrases, provision and portions of this Note shall not be affected or impaired thereby, but each such remaining clause, phrase, provision and portion shall be valid and be enforced to the fullest extent permitted by law.

                                    divine/Whittman-Hart, Inc.


                                    By:  /s/ Jude M. Sullivan
                                       -----------------------------------
                                    Name: Jude M. Sullivan
                                    Title: Vice President